                                 EXHIBIT 11.01

                       BUILDING ONE SERVICES CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
               (Dollars in thousands, except per share amounts)

                                                                       Twelve Months Ended December 31,
                                                                    1998            1997             1996
                                                                -------------   -------------   -------------
Basic earnings per share:
   Net income................................................    $    47,463     $     1,443     $       415
   Weighted average shares outstanding - Basic...............     39,908,364       5,683,464       1,290,724
                                                                 -----------     -----------     -----------
   Net income per share - Basic..............................    $      1.19     $      0.25     $      0.32
                                                                 ===========     ===========     ===========
Diluted earnings per share:
   Net income................................................    $    47,463     $     1,443     $       415
                                                                 -----------     -----------     -----------
   Weighted average shares outstanding - Basic...............     39,908,364       5,683,464       1,290,724
   Convertible Non-Voting Common Stock.......................        373,973          49,315
   Common stock equivalents from stock options and warrants..        342,903         132,771         115,724
   Contingently issuable shares..............................        303,312
                                                                 -----------     -----------     -----------
   Total weighted average shares outstanding - Diluted.......     40,928,452       5,865,550       1,405,840
                                                                 -----------     -----------     -----------
   Net income per share - Diluted............................    $      1.16     $      0.25     $      0.30
                                                                 ===========     ===========     ===========

Outstanding stock options and warrants to purchase 1,945,439 shares of common stock as of December 31, 1998 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during the period.